Exhibit 99.1

Table Trac, Inc. Announces Quarterly Dividend

MINNETONKA, Minn., November 6, 2026 — On November 6, 2026, the Board of Directors of Table Trac Inc. (OTCQX: TBTC) declared a quarterly cash dividend of $0.02 per share on the Company's common stock. The dividend is payable on December 11, 2026, to shareholders of record as of the close of business on November 27, 2026.

“Our quarterly dividend reflects the Board’s continued confidence in Table Trac’s financial strength and long-term strategy,” said Randy Gilbert, Chief Executive Officer. “We continue to invest in the technology and products that will drive the future of Table Trac, while maintaining the financial discipline that allows us to return value to our shareholders. Our recurring revenue provides a strong foundation for continued growth and investment in the opportunities ahead.”

About Table Trac, Inc.

Founded in 1995, Table Trac, Inc. develops, sells, leases, and supports casino management systems and gaming technology solutions for casino operators worldwide. The Company's CasinoTrac platform delivers secure, scalable, and integrated solutions that support player loyalty, cage and vault operations, promotional marketing, regulatory compliance, analytics, and business intelligence.

The Company generates a substantial portion of its revenue from recurring software, maintenance, support, and service contracts, creating a strong foundation for long-term growth and shareholder value.

The Company's suite of management systems and kiosks is installed in more than 300 casinos operated by more than 115 casino operators worldwide, with ongoing support and maintenance contracts. The Company continues to increase its market share by expanding its product offerings to include new system features and ancillary products. More information is available at Table Trac.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company's future growth, investments, products, technology, and business opportunities. Forward-looking statements involve risks and uncertainties, and actual results, performance, or achievements could differ materially from those anticipated in such statements as a result of various factors, including those described in the Company's filings with the Securities and Exchange Commission.

For more information:

Randy Gilbert

Table Trac, Inc.

952-548-8877